Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                           Six Months Ended
                                 June 30                        Year Ended December 31
In thousands                 1994       1993       1993       1992       1991       1990       1989

Computation of Income:
 Income before
  income taxes           $580,085    478,813    879,755    645,568    491,673    284,453    383,681
 Capitalized interest           -        (22)       (65)       (24)         -        (13)      (165)
 Income before income
  taxes and capitalized
  interest                580,085    478,791    879,690    645,544    491,673    284,440    383,516
 Fixed charges            743,997    734,411  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total income for
  computation          $1,324,082  1,213,202  2,365,626  2,297,208  2,679,209  2,638,481  2,625,343
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $  910,704    795,194  1,513,317  1,281,619  1,196,648  1,111,762  1,166,852

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $   73,646     60,504    128,573    123,342    111,609    102,192     94,568
 Portion of rentals
  deemed
  representative
  of interest          $   24,549     20,168     42,858     41,114     37,203     34,064     31,523
 Interest:
  Interest on
   deposits               413,378    418,008    852,309  1,015,589  1,482,561  1,526,719  1,458,491
  Interest on
   federal funds
   and other
   short-term
   borrowings             113,581    126,552    238,046    277,835    352,384    522,849    493,142
  Interest on
   long-term debt         192,489    169,661    352,658    317,102    315,388    270,396    258,506
  Capitalized
   interest                     -         22         65         24          -         13        165
  Total interest          719,448    714,243  1,443,078  1,610,550  2,150,333  2,319,977  2,210,304
 Total fixed
  charges              $  743,997    734,411  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total fixed
  charges excluding
  interest on
  deposits             $  330,619    316,403    633,627    636,075    704,975    827,322    783,336
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.75X      2.51       2.39       2.01       1.70       1.34       1.49
 Including
  interest on
  deposits                   1.78X      1.65       1.59       1.39       1.22       1.12       1.17

(a) Includes equipment rentals.
